Exhibit 10.7

Employment Agreement

This Employment Agreement (“Agreement”) is entered into effective as of February 15th, 2016, by and between MeiraGTx LLC (“Meira”), a Delaware limited liability company, and its parent MeiraGTx Limited and subsidiaries (together, the “Company” or “MeiraGTx”), and Alexandria Forbes (“Employee”).

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. Position of Employment. Meira will employ the Employee in the position of Chief Executive Officer and President of Meira and, in that position, Employee will report directly to the Board of Directors of Meira. In the event of a conflict between this Agreement and any Company policies, procedures, and practices, the terms of this Agreement shall govern. Except as disclosed on Exhibit 1, Employee shall not undertake, either as an owner, director, shareholder, employee, or otherwise, the performance of services for compensation (actual or expected) for any other entity without the express written consent of the Board of Directors of Meira.

2. Term of Employment. Employee’s employment with Meira shall begin on February 15th, 2016, and shall continue until February 15th, 2019. Unless Employee or Meira gives notice of non-renewal to the other party at least 90 days before the expiration of the 3-year initial term (or each 1- year successive term), this Agreement and Employee’s employment shall be automatically renewed and extended for additional 1-year periods. During a term, Employee’s employment may be terminated only in accordance with Section 4 of this Agreement.

3. Compensation and Benefits.

A. Base Salary. Employee shall initially be paid a base salary of $390,000 in cash annually by Meira, to be paid in accordance with Meira’s regular payroll policies but no less frequently than twice per month (“Base Salary”). Employee’s Base Salary shall be increased to $450,000 in cash annually as of the first day of the first payroll period following when the Company raises a total of $25 million in debt or equity, or a combination thereof, in one or more private placements (including any debt or equity already raised prior to the time of this Agreement). Employee’s Base Salary shall be increased to $580,000 in cash annually as of the first day of the first payroll period following the earlier of (i) the date a registration statement for a class of the Company’s securities becomes effective; or (ii) the date of a Change in Control of Meira or the Company (as defined in Section 5); or (iii) the date when the Company raises a total of $75 million in debt or equity, in one or more private placements or strategic collaborations or corporate partnerships with another company (including any debt or equity already raised prior to the time of this Agreement). In addition, Employee’s Base Salary shall be reviewed annually or periodically in accordance with Meira’s normal compensation review cycle, but any increase above the amounts herein specified shall be in the sole discretion of Meira management, and nothing herein shall be deemed to require any such increase other than as set forth above; provided, however, that Employee’s Base Salary shall not be reduced.

B. Bonuses.

i. Annual Bonus. Employee’s Annual Guaranteed Cash Bonus from Meira shall be 100% of Employee’s Base Salary in effect at the time of payment. It shall be paid by January 15 of the following year.

ii. Performance Bonus. Employee’s Annual Performance Cash Bonus from Meira shall be determined by the Compensation Committee of Meira and shall be targeted at no less than 60% of salary. It shall be paid by January 15 of the following year. (For the avoidance of doubt, the Annual Performance Cash Bonus is in addition to the Annual Guaranteed Cash bonus.)

iii. Annual Performance Grants of Restricted Stock. Employee shall be granted restricted stock for each year by January 15 of the following year, in amounts as determined by the Compensation Committee of Meira and the Company. Each grant of restricted stock shall become fully vested and owned by Employee quarterly in 1/12 increments over 3 years from the date of grant. While the Company is private, any income taxes owed by Employee from the grant of restricted stock at time of vesting shall be paid by the Company.

C. Equity Incentives:

i. The Company shall grant to Employee, as soon as the Compensation Committee deems reasonable but no longer than 3 (three) months after the Company has raised not less than $70 million in debt or equity, or a combination thereof, in one or more private placements or strategic collaborations with another company (including any debt or equity already raised prior to the time of this Agreement), fully vested and owned shares representing an additional 1.50 percent of the fully diluted outstanding shares of the Company, where any income taxes owed by Employee shall be paid by the Company at time of grant. Employee agrees not to sell or transfer these shares for a period of 12 months from the date of their grant (“lock-up period”).

ii. The Company shall grant to Employee, as of the date of the earlier of (i) the date a registration statement for a class of the Company’s securities become effective, or (ii) the date of a Change in Control (as defined in Section 5) of Meira or the Company, restricted stock representing an additional 2.50 percent of the fully diluted outstanding shares of the Company at the time (in the case of an IPO, the 2.50 percent shall be as of immediately after the shares are issued and offered for the IPO). 1/3 of this grant shall vest immediately and the remaining 2/3 shall vest quarterly in 1/8 increments over the next 2 years from the date of grant. The Company shall pay any income taxes owed by employee as a result of the grant at the time of vesting.

iii. The Company shall grant to Employee, as of the first day of the first payroll period after Meira or the Company becomes partially or wholly publicly owned, or becomes a subsidiary or parent of an entity that is partially or wholly publicly owned, as a result one or more strategic collaborations (including but not limited to a merger or acquisition): the equity incentives in both a. and b. of this section, where a. is: “fully vested and owned shares representing an additional 1.50 percent of the fully diluted outstanding shares of the Company, where any income taxes owed by Employee shall be paid by the Company at time of grant. Employee agrees not to sell or transfer these shares for a period of 12 months from the date of their grant (“lock-up period”)”; and where b. is: “restricted stock representing an additional 2.50 percent of the fully diluted outstanding shares of the Company at the time”, if sections a. and b. have not already been granted.

D. Strategic Collaboration Bonus. The Company shall grant to Employee, as of the first day of the first payroll period after the Company has completed a strategic collaboration with another company, a cash bonus, if such collaboration(s) results in upfront payments of any kind, including but not limited to cash, equity, research or collaboration upfront consideration for Meira (there is no limit to the number of collaboration bonuses per annum). The cash bonus payment shall be at the discretion of the Compensation Committee provided, however, that such bonus shall not be less than 1.0% of the total upfront payments (including any cash, equity or other upfront consideration) received by Meira in any collaboration.

E. Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs available to executive officers of Meira from time to time on the same terms and conditions and extent that such programs are made available to other such executives or officers of Meira.

F. Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites made available to employees of Meira generally or to executive officers of Meira, including any broad-based or executive stock option and stock purchase plans. The terms and conditions of Employee’s participation in Meira’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms and conditions or practices of each such plan, policy, or program, or perquisite.

4. Termination of Employment. Employee’s employment with Meira may be terminated, prior to the expiration of the term of this Agreement, in accordance with the following provision:

A. Termination by Employee Without Good Reason. The Employee may terminate Employee’s employment without Good Reason (as defined in Section 4.D. of this Agreement) at any time by giving three months’ notice to the Board of Meira, except that such notice is not required if the Good Reason is as defined in Section 4-D.(vi) or (vii).

Upon termination by the Employee of Employee’s employment without Good Reason under this Section 4.A., Employee shall (i) be entitled to her Base Salary, Guaranteed Cash Bonuses, and Performance Cash Bonuses targeted at no less than 60% of her Base Salary as if her employment had continued for a period of an additional 12 months from termination, (ii) be entitled to employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which she participates, (iii) be entitled to the incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which she participates, (iv) be entitled to keep any restricted stock and equity incentive awards granted under this Agreement or otherwise (including under the Performance Based Equity Incentive Agreement) that have been triggered and are vested as of the termination date, and (v) forfeit any restricted stock or equity incentive awards that are unvested on the date of termination.

B. Termination By Death or Disability. Employee’s employment shall terminate upon the Employee’s death or disability, except as prohibited by law. For purposes of this Section 4.B., disability means the inability to perform the duties of her position for a period lasting more than 180 days due to any medical condition.

Upon termination of Employee’s employment upon the Employee’s death or disability under this Section 4.B., Employee or her estate or beneficiary or beneficiaries shall (i) be entitled to her Base Salary, Guaranteed Cash Bonuses, and Performance Cash Bonuses targeted at no less than 60% of her Base Salary as if her employment had continued for a period of an additional 12 months from termination, (ii) be entitled to employee benefits and postemployment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which she participates, (iii) be entitled to the incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which she participates, (iv) be entitled to keep any restricted stock and equity incentive awards granted under this Agreement or otherwise (including under the Performance Based Equity Incentive Agreement) that have been triggered and are vested as of the termination date, and (v) forfeit any restricted stock or equity incentive awards that are unvested on the date of termination.

C. Termination by Meira for any reason other than Cause. Meira may terminate Employee’s employment for any reason other than Cause (as defined in Section 4.E. of this Agreement), including but not limited to termination because of a Change of Control or expiration of a term. Meira may terminate Employee’s employment at any time for any reason other than Cause by giving three months’ notice to the Employee. During the notice period, Employee shall remain in active employment or non-active employment as Meira may decide; provided, that Meira or the Employee may choose instead for Meira to give Employee severance pay in the amount of the remaining notice period in lieu of continued employment, to be paid within 30 days of Employee’s last date of actual employment.

Upon termination by Meira of Employee’s employment for any reason other than Cause under this Section 4.C., Employee shall (i) be entitled to her Base Salary, Guaranteed Cash Bonuses, and Performance Cash Bonuses targeted at no less than 60% of Base Salary as if her employment had continued for the greater of a period of 24 months from termination and such amount of time as remains until the end of the then current term under Section 2 above, including pro-rated Guaranteed Cash Bonuses and Performance Cash Bonuses targeted at 60% of Base Salary for any stub periods (for example, if Employee were terminated for any reason other than Cause effective 7/15/17, Employee would be paid her Base Salary through 7/15/19, Employee’s Guaranteed Cash Bonuses and Performance Cash Bonuses targeted at no less than 60% of Base Salary for calendar year 2017 on 1/15/18 and for calendar year 2018 on 1/15/19, and 6.5/12 of Employee’s Guaranteed Cash Bonus and Performance Cash Bonus targeted at 60% of Base Salary for 2019 on 1/15/20), to be paid on the originally scheduled dates, (ii) be entitled to employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which she participates for a period of 24 months following the end of the current term (i.e., until the end of the term and then another 24 months) of the Agreement, (iii) be entitled to the incentive and deferred compensation incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which she participates; provided, however, that Employee shall be deemed fully vested in any incentive and deferred compensation awards under such plans upon a termination, (iv) be entitled to keep any restricted stock and equity incentive awards granted under this Agreement or otherwise that have been triggered and are vested as of the termination date, (v) be deemed upon termination fully vested in and owning any restricted stock and equity incentive awards granted under this Agreement or otherwise (including under the Performance Based Equity Incentive Agreement) that are unvested on the date of termination, (vi) be granted upon and as of the termination date fully vested and owned shares for all of the restricted stock not yet granted but provided for under Section 3-C.ii. or otherwise (including under the Performance Based Equity Incentive Agreement) as if all conditions in those sections were met, and (vii) be paid, within 30 days of termination, a cash termination fee equivalent to 1.50% of the Market Value (as defined below) of the Company shares on average during the 90-trading day period prior to the termination where any taxes owed by Employee as a result of the termination fee are to be paid by the Company (“Market Value” shall mean (a) the number computed by multiplying (i) the aggregate worldwide number of shares of the Company’s voting and non-voting common equity (including stock held by employees and affiliates) by (ii) the average of the last closing prices of the Company’s common equity in the principal market for such common equity; and (b) the “Market Value” shall be adjusted on a pro rata basis for any mechanical adjustments in the Company’s equity resulting from forward or reverse stock splits). All of these amounts shall be paid regardless of whether Employee obtains subsequent employment.

D. Termination by the Employee for Good Reason. The Employee may terminate Employee’s employment at any time for Good Reason. For purposes of this Section 4.D., “Good Reason” shall mean a termination of employment by the Employee for one or more of the following reasons: (i) any material diminution of the Employee’s title, duties, work responsibilities, authority, or status, or the assignment of duties that would typically be performed by a Chief Executive Officer and/or President to someone other than Employee;(ii) a material negative change in Employee’s reporting structure such that Employee no longer reports directly to the Board of Directors, or such that any employee or position that previously reported directly to Employee no longer reports directly to Employee; (iii) a Change in Control of Meira or the Company (as defined in Section 5); (iv) a reduction at any time in the Employee’s then current Base Salary; (v) a change in Employee’s principal place of employment to a location more than 15 miles from Manhattan, New York; (vi) a breach by Meira or the Company of this Agreement, which breach is not remedied or corrected within 30 days after notice from the Employee to the Company of such breach; (vii) Meira’s or the Company’s insistence that Employee perform or condone any illegal conduct; or (viii) a hostile or abusive work environment or harassment (regardless of whether based on a statutorily protected characteristic such as race, age, religion, sex, sexual orientation, or the like, and regardless of whether such hostile or abusive work environment or harassment is severe or pervasive), including but not limited to verbal abuse such as the use of derogatory remarks, insults, and epithets; verbal, non-verbal, or physical conduct of a threatening, intimidating, or humiliating nature; the sabotage or undermining of Employee’s work performance; bullying; or retaliation for a good faith complaint that a hostile or abusive work environment or harassment exists.

Upon termination by the Employee of Employee’s employment for Good Reason under this Section 4.D., Employee shall be entitled to the same rights and payments as if Employee’s employment had been terminated by Meira for any reason other than Cause pursuant to Section 4.C. of this Agreement.

E. Termination by Meira For Cause. Meira may terminate Employee’s employment hereunder for Cause. For purposes of this Section 4.E., Cause means (a) conviction of a felony involving moral turpitude; (b) embezzlement; or (c) intentional and willful misconduct that may subject Meira to criminal liability, which misconduct is not remedied, corrected, and/or cured within 30 days after written notice from Meira to Employee of such breach, if remediable, correctable, or curable.

Upon termination by Meira of Employee’s employment for Cause under this Section 4.E., Employee shall (i) be entitled to her Base Salary through the date of termination, (ii) be entitled to employee benefits and post-employment employee benefits and conversion rights in accordance with the terms and conditions of the plans, policies, programs, or perquisites in which she participates, (iii) be entitled to the incentive and deferred compensation Incentive rights in accordance with the terms and conditions of the incentive and deferred compensation plans in which she participates, (iv) be entitled to keep any restricted stock or equity incentive awards granted under this Agreement or otherwise (including under the Performance Based Equity Incentive Agreement) that have been triggered and are vested as of the termination date, and (v) forfeit any restricted stock or equity incentive awards that are unvested on the date of termination.

5. Change of Control. For purposes of this Agreement, “Change in Control” shall mean: (i) the sale or other disposition of all or substantially all of the assets of Meira or the Company; (ii) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; (iii) any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iv) the consummation of the acquisition of fifty-one percent (51%) or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

6. Confidentiality. Employee agrees that at all times during Employee’s employment and following the conclusion of Employee’s employment hereunder, whether voluntary or involuntary, Employee will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an employee of Meira or the Company or to any employee of Meira or the Company who does not also have access to such Confidential Information, other than to an attorney to obtain legal advice, without express written authorization of the Board of Meira. For purposes of this Section 6, Confidential Information means any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information Meira or the Company receives in confidence from any other party, or any other secret or confidential matters of the Company. Additionally, Employee will not use any Confidential Information for Employee’s own benefit or to the detriment of Meira or the Company during Employee’s employment or thereafter. Employee also certifies that employment with Meira does not and will not breach any agreement or duty that Employee has to anyone concerning confidential information belonging to others.

7. Expenses. Meira shall pay or reimburse Employee for any expenses reasonably incurred by Employee in furtherance of Employee’s duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by Employee of expense reports in accordance with such rules and policies relating thereto as Meira may from time to time adopt.

8. General Provisions.

A. Notices. All notices and other communications required or permitted by this Agreement to be delivered to Meira or the Company or Employee to the other party shall be delivered in writing to the address shown below, either personally, by electronic mail, by facsimile transmission, or by registered, certified, or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party in writing in the same manner as set forth in this Section 8.A., and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such electronic mail or facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified, or express mail is used, as the case may be.

Company:

MeiraCTx

450 East 29th Street, 15th Floor

New York, NY 10016

Attention: Rich Giroux, COO

rich@meiragtx.com

Employee:

Alexandria Forbes

14 East 10th Street, #2

New York, NY 10003

zandy@meiragtx.com

917-400-5590

B. Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement, along with the Performance Based Equity Incentive Agreement between the Company and Meira and Employee, constitutes the entire agreement of the Company and Meira and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

C. Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Meira’s and the Company’s obligations hereunder shall be binding upon their successors and assigns.

D. Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

E. Waiver of Rights. No waiver by Meira, the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

F. Definitions; Headings; Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

G. Counterparts. This Agreement may be executed in separate counterparts and by facsimile, electronic, or pdf, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

H. Governing Laws; Forum; Legal Fees. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts of the State of New York. If Employee brings suit against Meira and/or the Company arising from or related to this Agreement, Meira and the Company shall pay Employee’s attorneys’ fees and costs incurred in such suit on a monthly basis.

IN WITNESS WHEREOF, Meira, the Company and Employee have executed and delivered this Agreement as of the date first written above.

MEIRAGTX

/s/ Tom Shenk Date: February 24rd, 2016
Tom Shenk
Chairman of the Board, MeiraGTx

/s/ Keith Harris Date: February 24th, 2016
Keith Harris
Chairman, Compensation Committee, MeiraGTx

ALEXANDRIA FORBES

/s/ Alexandria Forbes Date: February 24th, 2016 Alexandria Forbes

EXHIBIT 1

The following outside business interests are disclosed pursuant to Section 1 of this Agreement:

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment (the “Amendment”) is made as of May 28, 2018 (the “Amendment Date”) by and among MeiraGTx Limited and MeiraGTx LLC (together, the “Company”) and Alexandria Forbes (the “Employee”). Except as set forth in this Amendment, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement (as defined below).

WITNESSETH

WHEREAS, Employee previously entered into an employment agreement with the Company effective as of February 15, 2016 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company each desire to amend the terms of the Employment Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree to the following:

1.	Amendment to the Employment Agreement. Effective as of the Amendment Date, the Employment Agreement is hereby amended by adding a new Section 8.I as follows:

I. Section 409A.

i. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

ii. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Employee’s termination of employment shall be payable only upon Employee’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

iii. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

iv. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred; provided, that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

v. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

2.	No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3.	Entire Agreement. This Amendment, together with the Employment Agreement (to the extent not amended hereby), represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first written above.

MEIRAGTX LIMITED

By:	/s/ Richard Giroux
Name:	Richard Giroux
Title:	Officer

MEIRAGTX LLC

By:	/s/ Richard Giroux
Name:	Richard Giroux
Title:	Chief Operating Officer

EMPLOYEE

/s/ Alexandria Forbes, Ph.D.
Alexandria Forbes, Ph.D.